Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Partners of Penn Virginia Resource Partners, L.P.

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Penn Virginia Resource Partners, L.P. of our report dated April 7, 2008 with respect to the financial statements of Lone Star Gathering, L.P. as of and for the year ended December 31, 2007.

/s/ WEAVER AND TIDWELL, L.L.P.
Fort Worth, Texas
September 24, 2009